Exhibit 99.2

FINANCIAL DYNAMICS

Moderator: Maxine Stephenson

October 31, 2006

1:00 pm CT

Operator:	Good afternoon. My name is (Wendy) and I will be your conference operator today.

At this time I would like to welcome everyone to the FTI Consulting conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session.

If you would like to ask a question during this time, simply press star then the number 1 on your telephone key pad. If you would like to withdraw your question, press star then the number 2 on your telephone key pad. Thank you.

I will now turn the call over to Julie Prozeller of Financial Dynamics. Ma’am you may begin your conference.

Julie Prozeller:

Thank you operator. Good afternoon. Following this morning’s conference calls it came to our attention that several of you were unable to get into the queue to ask your questions. So we wanted to hold this additional question and answer session to answer all of your questions. We apologize for any convenience and thank you for joining us this afternoon.

Your hosts are Jack Dunn, President and Chief Executive Officer, Dom DiNapoli, Executive Vice President and Chief Operating Officer and Ted Pincus, Chief Financial Officer.

Before we begin I’d like to once again remind everyone that this conference call may include forward-looking statements that involve uncertainties and risks. There can be no assurance that actuarial results will not differ from the company’s expectations. The company is experience fluctuating revenue, operating income and cash flow in prior periods and expects that this may occur from time to time in the future.

As a result of these possible fluctuations the company’s actuarial results may differ from our projections. Further preliminary results are subjected to normal year-end adjustments. Other factors that could cause such differences includes pace and timing of additional acquisitions, companies ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and client and other risks described in the company’s filings with the Securities and Exchange Commission.

I would now like to turn the call over to Jack Dunn, President and CEO of FTI.

Jack Dunn:

Thank you again. I don’t know if anyone out there is old enough to remember (Jack Parr) but to quote him as I was saying we think we had a pretty darn good quarter seasonally. And every other way for the third quarter our excitement is very high about our new acquisition and about our prospects in each of our divisions and segments going forward in the fourth quarter.

So with that I’d like to resume with the question and answer session. So if we could do that that would be good.

Operator?

Operator:

Yes sir, at this time I would like to remind everyone if you would like to ask a question, press star then the number 1 on your telephone keypad. If you are on a speakerphone and wish to ask a question, please pick up your handset and press star 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Andrew Fones with UBS.

Andrew Fones:	Yes hi, that’s Andrew Fones.

Jack Dunn:	Hi.

Andrew Fones:

Yes, my first question I wanted to ask. You mentioned that we should see about 17 to 21 cents of impact from the restructuring, you know, an annual impact. So should we think about how that should come in through the course of the year next year.

Jack Dunn:

Well, I think you should see it as phased as you might imagine in the first part of the period including the forth quarter and probably until the first quarter of next year. We will still be having the effects of our integration costs. We’ll be taking hard looks at Sarbanes Oxley and making sure that now that we have a worldwide platform that we have the internal controls and everything in place to take of that.

So that expense would be probably front and loaded. Similarly as we mentioned on the prior call we are factoring in a growth of about 20% plus or minus four FD over the next year. So that would be an interim situation that would grow as the year progresses. So I would phase it in over that period. Probably on some kind of regulated or even basis of growth over the period.

Andrew Fones:	Okay. And then could you walk us through how the impact of the restructuring will plan this well over ‘07?

Jack Dunn:

Yes. We look at the restructuring charge, the amount of money that we set there that will be - that should take effect, you know, with a few dribs and drabs but we’re looking for the impact of that in the fourth quarter. Since the majority of that was reduction in comp and operating expenses we will look to that to be evenly paced over the year. So that would be evenly over the quarters.

Andrew Fones:

Okay thanks. And then could you give us a couple of examples of - you mentioned being numerous when from the FD business since you completed the acquisition. I was wondering if you could give us some examples of that and walk us through how that acquisition is going to impact future of your existing business lines, thanks.

Jack Dunn:

Yes, I can’t give you specific case names. As you know that’s not our style, but we in the options backdating area where there’s a conjoining of the critical factual issues in credibility’s and financials combined with a strong importance to communicate that message. That’s an area where we’ve had some success.

We’ve also had some success in the healthcare area. In terms of joint pitches as I mentioned on the prior call the ability of FD’s strong practice in terms of representing certain trade groups and interest groups combined with our economic capabilities to do a deeper dive and provide information and facts for that kind of thing has been an area where we’ve seen some success well.

Andrew Fones:	By healthcare you mean your corporate finances?

Jack Dunn:	No I mean the economic consulting group.

Andrew Fones:	Okay. Thanks a lot.

Jack Dunn:	Yes.

Operator:	Your next question comes from the line of Aaron Watts with Deutsche Bank.

Aaron Watts:	Good afternoon gentlemen.

Jack Dunn:	Hi Aaron.

Aaron Watts:

Couldn’t get enough of us this morning huh. Just a couple of quick questions from me and I apologize if you kind of walked through this before. But am I right in understanding the reason why we didn’t see better sort of year over year gains in the economic consulting business on the bottom lines is that mainly due to the timing issues with the rule changes that were happening?

Jack Dunn:

No, because we had good growth or acceptable growth not as much as we had thought in the revenue line which was a factor caused by the kind of the interruption of those cases. What you saw there were a couple of different things.

One is that if you looked at this time last year we probably had about fifteen big name economists now we probably have in the neighborhood of probably as many as 25. So that when you have the slow down in August where they, you know take their vacations, there’s a little bit of an accelerated affect.

Probably more important though was the fact that in the part of that practice that we closed is a what we call corporate economic consulting services. And as we close that operation down effective finally on September the 8th or so we were required to finish certain jobs for people which—so we did that on an outsourcing basis to those people.

So it was done under our (unintelligible) so we recognized the revenue that was in the set in essence a pass through so that we didn’t make any profit on it. Similarly, we had a couple of jobs especially in the alternative energy area where we were doing work for some of our clients.

It gotten word to the presentation stage where the bulk of the revenues came from again our leading experts carrying the charge, the leverage work was done. So that in most cases also a part of the revenue was in affect pass through because as you know with the big named economist we pay them basically all of the hours that they charge.

We would look for all those situations to be rectified in the fourth quarter. And we’re looking for a much better quarter from a margin percentage on that basis.

Aaron Watts:

Okay great that’s helpful. And maybe more of a conceptual question for you but a few different ideas flowing through this one, you had a lot going on, a lot on your plate before the acquisitions you’ve made over the last few months. Can you just talk about maybe how you are maintaining sort of a handle on bringing on board FD and the other couple of acquisitions you’ve announced in the last month?

And how self-sufficient are those entities and how are you going to sort of maintain organization over all these new businesses?

Jack Dunn:

Well, the good news is that all the entities that have joined us would be what you call self sufficient. One of the first rules in their own right there perfectly, you know, excellent operating entities within themselves. If it stops there, however, that wouldn’t justify the efforts required of them because the real reward is in the successful integration in those.

In terms of FD Dennis laid out a little bit for you. We have a very rigorous integration plan. We would expect that on a systems basis that certainly by the middle toe end of the first quarter all the systems work will be done. We actually began the integration on the revenue side before the acquisition was even complete because remember when you had this situation where we had the main shareholders had agreed to the transaction, you know, almost a month or so before the final closing. So we used that time to begin to get the ground running.

In terms of the systems again Ted and Dom are here. They’re free to jump in but I think we have a very good handle on them. They are a fairly mature company.

With the other two entities we have the luxury in the case of G3 of being somewhat like we were with Ringtale where despite the fact that we have a formal agreement now we had worked hand and global with them in the last three years they were actually a key integral part in Ringtale. So that’s like a cousin getting closer to the family.

In terms of BKS the work ethic there, the dedication decline of service. The fact that we do about probably in our own right $15 to $20 million of construction type work and had used them as a sub-contractor. Again, we know them very well.

So that has fit in tremendously well and we have a gentleman from FTI who’s going to head that kind of area combining our practice with. So I think, you know, we’re caught. I hate to be anything but cautiously optimistic but I would say we’re very optimistic on the integration for those companies.

Aaron Watts:	Okay, that’s great.

Jack Dunn:

One thing I might add also is with each of those companies one of the great things that has joined with them is great leadership. When you think about (Charles Watson) and (DeClan Kelly) at FD and (Paul Kerry) and other great professionals there we really have been very fortunate in beefing up really our capabilities to be a global company for the coming years.

From the FD side they’re particularly young folks on BKS and G3. They’re consummate professionals who will recognize deep within their industry for their expertise. So I think we’ve strengthened ourselves in that regard.

Aaron Watts:

You read my mind with that answer. I was just about to ask, you know, obviously what might help the process along as having most of the personnel at least the leaders of these groups staying on board. You obviously answered that question just now. But is it safe to say that these leaders you just mentioned are going to be sticking around for awhile. Their contracts structured in a similar way we’re used to seeing it at FTI?

Jack Dunn:

They can - I can - if there is anything I’m sure that they’ll be staying around for awhile. One of the great aspects of the FD transaction was the fact that I think somewhere in the neighborhood of their top 140 people became shareholders in FTI.

I think that it’s safe to say that knowing the enthusiasm, the aggressiveness and the ambition of those folks that nobody took enough of that transaction to retire. So they are more than showing up to work everyday. They’re leading the charge.

Aaron Watts:	Okay. Thank you for all the color.

Jack Dunn:	Yes.

Operator:

Once again I would like to remind everyone if you would like to ask a question, press star then the number 1 on your telephone keypad. If you are on a speakerphone and wish to ask a question, please pick up your handset and then press star 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster.

Your next question comes from the line of Tobey Sommer with SunTrust.

Tobey Sommer:

Thanks. I had a question. In your prepared remarks earlier you’d mentioned utilization and bill rates kind of not as appropriate for some of the areas of the business now. To what extent do you plan on maybe shifting in the way your reporting or in the segments where it is appropriate you expect to continue to share that kind of detail with us?

Ted Pincus:

Tobey specifically in our technology business about 60% of that business now is not billed by the hour. It’s simply crossed the point where the utilization and the rate metrics are really not relevant to it at all.

And in the case of Financial Dynamics their business is managed entirely different. It’s managed on an industry and team basis. About 80% of their business is long-term retainer arrangements with clients. So that utilization and rate concepts there are totally not relevant.

We will, however, continue to report them for the three of our segments, forensic, corporate finance and economic for which they can continue to be and are expected to be relevant.

Tobey Sommer:

Question just regarding the FD transaction. I was kind of looking back at it. I was wondering the extent to which, you know, being able to come out of the gate with one transaction that would achieve kind of a, you know, a global footprint to which that contributed to the attractiveness of FD as a property?

Jack Dunn:

Well it was a major fact. Not only are they broad geographically but they’re deep. They have, for example, I think we mentioned before that the top five IPO’s coming out of the Russian market. For example, Moscow they have handled for all five I believe.

In Hong Kong and Beijing they have not only a structural platform but good relationships within the business community.

So this was an unbelievable opportunity for us to look at all those markets that we’ve been talking about. You know, when you think about, you know, where a reputational risk is key when you think about our clients going global on the places where they’re most concerned about having a friendly company to help them with the issues that they’re used to us doing here.

Those are exactly the markets where we want to be in the Middle East as well. So it was I would say it was one of two or three gating factors. The first was that FD was we believe the number 1 practice in its field. The second is that in terms of core values of dedication the clients of, you know, while utilization isn’t the exact measure that they use worldwide but in looking at their profitability per professional.

And then finally on looking at the global footprint that they had made frankly the right way of those were really the gating issues for us and wanting very badly to do this transaction.

Tobey Sommer:

Two additional questions. Wondering if the investigations that are kind of heard about in the news is it involving private equity? Is that something that could all turn into a demand stimulant? And then Ted I was wondering if you give us an update on your expectations for cash flow generation? Thank you.

Ted Pincus:	Jack you want to take…

Jack Dunn:	Let’s take the second one first.

Ted Pincus:

Tobey as you might imagine we are not especially pleased with our cash flow generation particularly in the third quarter. There are several factors that are contributing to it and we have some prognosis on that. The principal factor is that two of our fastest growing segments technology and economic have DSO characteristic in their industry that are simply longer than traditional for our forensic and for our corporate finance business. And we are adjusting to that ourselves our DSOs.

The second factor is we of course had very major expenditures this year out of cash flow from operations with regard to the incentive programs that we discussed pretty heavily at our last conference call nearly $40 million, $36 to $37 million attributable to that.

We are taking some steps which have already started to prove successful. As we said in our press release we had very significant cash flows,

during the month of October and expect to have a very healthy fourth quarter in that regard as we accommodate ourselves to slightly longer DSOs. Some of the other steps include more frequent billings then simply monthly especially in our technology business and some restructuring in the way in which we handle our follow-up and collections in our business.

But it is going to be somewhat of a fact of life in technology and economic. I would also refer you, for example, the two of our major publicly held competitors who are primarily in the economic business and you’ll see that their DSOs are actually substantially more than ours at the present as well.

Jack Dunn:

As regard to your first question about the current to do about the private equity firms and the SEC letters that went out. We have had some activity in that area. I think it’s way to early to see where that’s going at this point. You know, in terms of the complicatedness of the, for example, the documentary phase of that and the evidence capturing. I’m not sure yet that we’ve determined whether that’s going to be as intense as it is and things like finite reinsurance and options backdating.

So it’s just too early. I do always take comfort though when the words of the pundent who said, “We always regulate and legislate to take care of every crisis except the next one.” So suffice it to say they’ll be something in the coming year that will rival reinsurance, backdating and those other things.

Whether it’s going to be the private equity or whether it’s going to be something in the hedge-funded area. You know, we’re not sure yet.

Tobey Sommer:	Thank you very much.

Operator:	Your next question comes from the line of Brett Manderfeld with Piper Jaffray.

Brett Manderfeld:

Hi guys. Ted I had more of a housekeeping question for you. Whether or not you’ve nailed down the incremental amortization expense on the FD acquisition as well as the other two smaller deals, if there any sense for incremental amortization? That’d be helpful.

Ted Pincus:

Tobey based on our experience we of course have put in estimates of that as we move forward into the fourth quarter. And it’s very complex. We use an independent valuation firm to do these analysis. It is possible but I can’t guarantee it that we will have the final results of that, you know, by the end of the fourth quarter.

We’ve been reasonably good in our estimates. I’ll give you an example, the Compass acquisition we did earlier this year by June 30th when we had the final valuation done there were basically no changes to our estimate.

Now sometimes it isn’t quite as neat as that. But I think we’ve put in responsible estimates and as you know the result of those responsible estimates in the case of FD coupled with the Sarbanes and other integration costs we believe that FD will be essentially neutral to our results for the fourth quarter.

Brett Manderfeld: Okay that’s helpful. Thank you.

Operator:	Your next question comes from the line of Jim Wilson with JMP Securities.

Jim Wilson:	Well thanks. I guess I got two or three questions if I can. But I guess Ted did, first for you volatility in the margins reported on from the economic consulting practice. Can you characterize sort of where those will come from for the last three or four quarters that’s been, you know, more volatile that it has been historically?

Jack Dunn:

Yes, I think we - if you look at the margins a lot of big things have changed this year was the addition of compass which traditionally has very good margins. And I think the other - probably the major factor there has been the two were practices we started off the corporate economic consulting plus the kind of the smaller tax and pricing practices that we had incubated that probably ate into those margins as we went along.

As I mentioned we would look for the fourth quarter to be a much more normalized quarter. We took about - I think it was about 15 people out of econ Ted.

Ted Pincus:	Yes, at least.

Jack Dunn:	So we would look for most of those margins to be improving.

Jim Wilson:

And then your comment on the earlier call related to construction practices. The terms construction is often used different ways. Could you kind of clarify what elements of construction is it domestic and international and where you see the opportunities to probably draw that business?

Jack Dunn:

BKS has a premiere reputation in helping builders of large facilities such as refineries and major construction throughout the world. Several of them spend probably two weeks a month in Paris, London around the world looking at major construction projects.

The phases they’re involved in on the build side would be construction mapping and planning of scheduling. And then when things go awry as often they do they’re involved in damages, calculations looking at as build versus plans looking construction overruns and other things like that.

Jim Wilson:	Okay. And balance of domestic versus international as you see it going forward?

Jack Dunn:

I think probably for our combined practice we would love to see a mix of somewhere in the neighborhood of 30% outside the U.S. and maybe 70% in the U.S. One of the things that will help kind of sort that out is FD has a major practice as part of its group that does construction and real estate. We’re hoping that that’ll be a good entrée for us to expand our activities in Europe.

Jim Wilson:	Okay great.

Jack Dunn:

They work with the major developers there in terms of getting approval for projects. So we get really a chance to be at the ground floor of the planning of this thing which means that during the construction phase and mapping that we should have an opportunity to get good entrees.

Jim Wilson:

And then this final one. Ted on the discussion of amortization and the expenses that would be a net neutral for Q4 I know you don’t have ‘07 guidance as a total but could you describe how would any of those expenses should effect ‘07 in the sense or is the dollar amount of them going to start to be less as of Q1 or about the same or, you know, what should be note that would be...

Ted Pincus:	You know, Jim without getting into real technical details there’s three key areas of intangibles are what they call backlog, customer relationships and the noncompetes.

The backlog is the fastest to burn off. Typically, that burns off within one year in the case of FD we actually expect it may burn off before six months is over. For example, which if that’s the case, you’ll see fully in the fourth quarter and then only partially in the, you know, and in the first quarter of the next year.

By far, however, the largest allocation is to the customer relationships. Those are long standing and they really don’t burn off except over a period of 12 to 15 years. And as you know the noncompetes tends to burn off ratably over five years. So it’s specifically a little bit of burn off in ‘07 in the early part and then pretty much static for years to come.

Jim Wilson:	Okay. All right thanks.

Operator:	Your next question comes from the line of Bill Southerland with Boenning & Scattergood Incorporated.

Jack Dunn:	Boenning and Scattergood. Hi Bill.

Ted Pincus:	Hi Bill.

Bill Southerland:	Close enough guys.

Jack Dunn:	I got it right.

Bill Southerland:

And thanks for all the treats. I missed the first call so I appreciate this and I apologize up front if this is asking something that’s been discussed. But can talk – you talked about the economic consulting practice as far as their – the margin variance, could we just go through the other three groups only because it looks like year over year. You know, it’s 300 bips or 400 bips kind of variance. And I just like to get the color behind that. Both up and down, you know, for variance it’s better this year corporate finance is lower than last year, and technology is a little lower than last year.

Jack Dunn:

Of course, in terms of the corporate financial restructuring we went through the reduction and forced to primarily address the issues that were raised by the UK practice that we’ve built that was a drain of as much as a million to $1.5 million a month.

Bill Southerland:	Yes.

Jack Dunn:

So that going forward we are again building practices there and transaction support in (palladium partners) the interim management practice. Typically those practices would not be as profitable in the ramp up stage would be the core practice when it was roaring at its height. That being said, you know, we have seen activity in the core practice and obviously in the automotive and in the whole home building area.

So we are – that would be primarily the reason why of the profitably shift there. In FLC and Technology I would caution that, you know, we are in the first year as reporting those as separate segments before technology was embedded in forensic.

And as we still sort out certain consulting projects where FLC people are heavily involved with technology and the movement of bonus dollars back and forth. I think I would be satisfied from FTI standpoints to say we have two very good, very profitable practices there with excellent growth in both of them. And sorting out a point or two of profitably between the two really won’t be an exact compliance if ever until next year when we can look at it as a complete year where it really was segregated out.

Ted Pincus:

Right and also Bill, you know, on any given quarter you can also have what I call normal seasonal variations. For example, if you look at technology for nine months both 2006 and 2005 they were exactly the same margin of 39.8.

Bill Southerland:	Yes. So okay it just picking buckets at this point.

Ted Pincus:	That’s all.

Bill Southerland:	Okay. On the cash flow question, what’s your – I guess Ted what do you think is the progress we should expect as far as, you know, that coming back is something you guys are more satisfied with?

Ted Pincus:

Well, I think what we are seeing is there’s two segments are growing we’re seeing a migration to DSO but that is expected to stabilize by the end of the fourth quarter. So then we do expect the fourth quarter itself to be a very good cash collection quarter cash flow from operations therefore.

And obviously the cash that was used in the SMD program in mid year is not expected to repeat itself during the remainder of this year. So I think we’ll going to see a significance stabilization by the end of 2006.

Jack Dunn:

Yes I think as somebody alluded to earlier we had an awful lot on our plate this quarter. I think senior management then Dom could speak to this but I think we have nothing better on our plate in the next quarter in the next several quarters and to get our money.

It’s not that we need to focus on that as a well run business it doesn’t make any sense to do all this stuff without getting paid for it. So I think you’ll see a renewed management emphasis on the collectibility. I don’t think we have any question at all about the quality of our receivables but suffice it to say that’s our money out there and we want to get it back. Dom?

Dom DiNapoli:

Well and, you know, specifically what we’re doing is we’re having calls with the practice leaders where we’ve known down to the SMD level for those SMDs that are responsible to collect some of the larger outstanding receivables and working with them to help them, you know, be more persuasive with their negotiations with our clients.

And more so working closely with the divisional controllers who monitor this on a day-to-day basis. So what really turned up the gas on that and hopefully in the fourth quarter you’ll see a difference.

Bill Southerland:	Okay that’s good. And then on the forgivable loans going forward is it going to be more impact on that front?

Jack Dunn:

Yes, we have as, you know we were thrilled with the ability to sign up 28 of our SMDs from the restructuring corporate finance practice. And as we go forward we would expect there would be another 15 to 20 people who would be in that elite partner group that would be participants in the program as we go forward.

Dom DiNapoli:	In addition as we hire new senior employees we give the loans are often a part of the compensation that they get to move them from their existing employment to FTI.

Bill Southerland:	So it will – so I have a understanding of how it goes then it’ll level out. It’ll lower numbers that’s based on growth of new SMDs?

Ted Pincus:	Except for per another chunk expected in the first quarter 2007 as Jack mentioned to bring another 15 to 20 or so SMDs from our other business segments into the program.

Bill Southerland:	Oh, that’s going to be Q1, okay.

Ted Pincus:	Yes. Probably Q1. It won’t be Q4.

Bill Southerland:	Okay. And then last question and Ted where are you as far as the revenue – can you describe the revenue breakdown a little bit for us, you know, professional service versus life...

Ted Pincus:	Bill we’ve actually crossed the point now where about 60% of the revenues of that business is not based on hourly business rates by people.

Bill Southerland:	Yes.

Ted Pincus:	It is the licensing; it is the fee charges, the through-put, the conversion data, the ASP hosting, about 60% now. That’s why those particular metrics are no longer meaningful for that segment.

Bill Southerland:	And is it not to cut it too fine, but that 60% it’s not weighted toward perpetual licenses. Don’t you have much of a waiting for it?

Ted Pincus:	Oh yes and to everything I just mentioned from the licensing to the hosting to the access charges to the seats that are available to their law firms and the clients.

Bill Southerland:	Ted I was just sort of getting a since or asking for a since of waiting? Is it much more away from the perpetual license sale?

Ted Pincus:	I’m not sure I understand your question Bill.

Bill Southerland:	Well perpetual license – you know that’s a classic one time licensing for software application as opposed to software of services or AFC.

Ted Pincus:	Actually our programs are on an annual basis.

Jack Dunn:	Yes, we don’t really have a one-time license. It’s not that situation.

Bill Southerland:	Yes, I didn’t think it was Jack I just wanted to check.

Jack Dunn:	I’m just sorry we misunderstood your question.

Bill Southerland:	Okay. Well, thanks guys we’ll see you later.

Jack Dunn:	Thank you Bill.

Operator:

Once again if you would like to ask a question, please press star then the number 1 on your telephone keypad. If you’re on a speakerphone and wish to ask a question, please pick up your handset and then press star 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster.

Your next question comes from Larry Rader with LAR Management.

Larry Rader:	Good afternoon.

Jack Dunn:	Hi Larry.

Larry Rader:	Hi. Question. Executives are worth more than specialists yes no?

Jack Dunn:

I’m not sure what you’re referring to. Executives are worth more than specialists. If you mean the highest paid people in our company tend to be people who are serving clients. Is that your question Larry?

Larry Rader:	Yes.

Jack Dunn:

Yes, we look forward to having many people who make more than the executives do because each one of them is contributing to the personally, if I’d be very personal, putting bread on my table. So I would say in terms of looking at our total compensation some of the highest paid people are the professionals especially the economists. And then I think our other experts are extremely well compensated...

Larry Rader:	And those are locked in, you know, in a very strong manner.

Jack Dunn:	We have of our - yes we have long term contracts with all of what we would consider to be our partner level people.

Larry Rader:	Perfect. Thanks so much.

Jack Dunn:	Yes. Thank you, Larry.

Operator:	Your next question comes from the line of Andrew Fones with UBS.

Andrew Fones:	Yes hi, I had a couple of follow-ups. First, what you expect the effective tax rate to be in Q4 in ‘07 including the FD acquisition?

Ted Pincus:

At this point we expect our effected tax rate for ‘06 to be between 45.6% and 46.0% that includes the effective stock options. We will begin 2007 with approximately those same rates and then it will develop itself as customary as the year goes on.

FTI is a US taxpayer on our worldwide income. And we do move monies around from country to country and utilize it centrally. So that we do not get much of the benefit of so called lower-taxed countries but on the other hand we are able to freely move our resources and also get tax deductions for our intangibles and our goodwill as a result of doing that. It’s a complex question but your answer is give or take 46 percent.

Andrew Fones:	You said ‘07 should start out to about 46 level and then should be expect that to fall from there or remain the same.

Ted Pincus:

We don’t know. A lot of it depends on the exact jurisdiction in the US in which we do all work. So, for example, if we do a lot more work in Illinois and New York than we do in Texas and Florida those state rates have a significant effect on the overall rate. And the reverse is also true.

Andrew Fones:

Okay thanks. And then just to trying to pin you down just a little bit on the annual guidance. I think the range you’ve given implies now something like 33 to 42 cents of earning in Q4 could you talk to us a little bit about normal seasonality in Q4 and perhaps the EPS impact of the success fee you got in Q4 last year? Thanks.

Jack Dunn:

Of the - as we tried to emphasize the success fee last year was definitely a one-time fee. It was a vestige of business that we in effect is rare for us which is the ability to have the contingent interest in a litigation matter. It was just because we were a trustee in it and that was way the client wanted it set up. So there is none of that.

Ted Pincus:	But Andrew it was 9 cents if you simply looked at last year’s reported earnings. It was approximately 9 cents of that.

Andrew Fones:	Okay thanks. So I think you saw about a 5 cent increase excluding that fee. Was there anything else unusual in the quarter and would you say, you know, that would kind of be typical seasonality?

Jack Dunn:	On recalling back last year and I do not believe there was anything extraordinary in that quarter as well.

Ted Pincus:	No with any it appears success fees that we had expected in the fourth quarter actually ended up in the first quarter of 2006.

Andrew Fones:	Okay thanks. And just finally could you give us a little color on your kind of appetite for acquisitions at this point?

Jack Dunn:

We have once again are in the position of having gotten what we wished for. I think we always have some dry powder and some ability to access a tuck in acquisition here or there that would add to our domain expertise. But our job now as we mentioned is to integrate FD and to take advantage of BKS and G3 and to collect our money. So that’s where our management focus will be.

Andrew Fones:	Thanks.

Operator:	Your next question, excuse me your final question comes from the line of Tobey Sommer with SunTrust.

Tobey Sommer:

Thank you. I may try to sneak in more than one here. But the annual savings and operating income of $12 to $15 million. I just wanted to get a sense if what segments that’ll likely come from I’m assuming it’s mostly related to the London operation?

Ted Pincus:	Most of this will be in the restructuring business and some of it, however, is in economic in a smaller amount that is also in forensic.

Tobey Sommer:	Okay. And you may have hit this at the beginning of this call I’m not sure I got in a little bit late. In terms financial impact accretion from FD did you give an updated number there?

Ted Pincus:

Basically we still expect it to be neutral after amortization and integration cost for fourth quarter. And at our last conference call we indicated that we expected up to 15 cents per share accretion for 2007 and we did reconfirm that earlier today.

Tobey Sommer:	Okay.

Jack Dunn:	We also added in response to a question that we would that to ramp as the year goes on because it is entered as the company grows.

Tobey Sommer:

Okay fair enough. And then just a question on seasonality in the first quarter you typically have more taxes, et cetera. I just wondering if you could refresh our memories as to the seasonal impacts on profitability, particularly in the first quarter? Thank you.

Ted Pincus:

Well, what happens and it’s measurable and meaningful is because of the average compensation of our people almost our entire social security and 401k matches are absorbed as company expenses in the first quarter of the year.

Tobey Sommer:	Typically speaking what sort of a margin impact has that had historically?

Ted Pincus:	Sometimes about one percent.

Tobey Sommer:	Thank you very much. Have a good afternoon.

Ted Pincus:	Thank you.

Operator:	And there are no further questions at this time. Gentlemen are there any closing remarks?

Jack Dunn:

Well I just want to say that as I said this morning we look forward to speaking again with you soon perhaps just not as soon as we did this time. So we will look forward to talking with you after reporting our year end results. Thank you very much for being with us today. I’m sorry for the inconvenience on the technical glitch.

Operator:	This concludes today’s conference call. You may now disconnect.

END